Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 11, 2022 relating to the financial statements of Blackstone Real Estate Income Trust, Inc., appearing in the Annual Report on Form 10-K of Blackstone Real Estate Income Trust, Inc. for the year ended December 31, 2021.

/s/ Deloitte & Touche LLP

New York, New York

March 25, 2022